Exhibit 10.2

ADVISOR AGREEMENT

(BUSINESS ADVISOR)

THIS ADVISOR AGREEMENT (this “Agreement”), dated June 8, 2016 (the “Effective Date”), is by and between Glori Energy, Inc., a Delaware corporation (the “Company”), and Stuart Page (“Advisor”).

Article 1

Services

Advisor shall provide advisory services to the Company from time to time at the Company’s request, which advisory services shall include but not be limited to the following: transition services to enable the interim chief executive officer to discharge his duties, consulting with the Company’s management regarding projects and potential transactions; attending business meetings with the Company’s management, other meetings and telephone conferences relevant to Advisor’s area of expertise and prior service as the Company’s chief executive officer (the “Services”) provided, that no Services shall be provided or communications initiated with any officer or employee of the Company with respect to Services without the prior approval of the Company’s interim chief executive officer.

Article 2

Consideration

2.1 Consideration. In consideration of the entry into that certain Separation Agreement entered into between Company and Advisor on the date of this Agreement, Advisor agrees to provide the Services.

2.2 Expenses. The Company shall reimburse Advisor for reasonable travel and other business expenses that are incurred by Advisor in the performance of the Services and are approved in advance by the Company, in accordance with the Company’s general policies, as may be amended from time to time. Advisor shall provide the Company with an itemized list of all such expenses and supporting receipts with each invoice therefor.

Article 3

Term and Termination

3.1 Term.  This Agreement shall commence on the Effective Date and remain in full force and effect until April 1, 2017.

3.2 Termination.  Either party may terminate this Agreement at any time upon thirty (30) days’ prior written notice.

3.3 Effect of Termination.  Upon termination of this Agreement, Advisor shall immediately cease performing the Services.  This Section 3 and the relevant portions of Section 4 shall survive any termination of this Agreement.  Any termination of this Agreement shall be deemed a Termination of Service under the Plan and for purposes of the Award Agreement.

3.4 Delivery of the Company Property.  Upon termination of this Agreement, or at any time the Company so requests, Advisor shall deliver immediately to the Company or destroy all property belonging to the Company, whether given to Advisor by the Company or prepared by Advisor in the course of rendering the Services, including all material in Advisor’s possession containing proprietary information and any copies thereof, whether prepared by Advisor or others. Following termination, Advisor shall not retain any written or other tangible (including machine-readable) material containing any Company proprietary information.

Article 4

Miscellaneous

4.1 Assignment.  Neither party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement; provided, however, the Company may assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of the Company’s assets of the business to which Advisor’s services relate, sale of stock, change of name or like event.  Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

4.2 Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) upon receipt for an express courier, with written confirmation of receipt.  All notices shall be sent to the address set forth on the signature page of this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a party by giving written notice to the other party pursuant to this Section).

4.3 Severability.  If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.  Company and Advisor have entered into the Separation Agreement as of the date of this Agreement. In the event of any conflict the terms of the Separation Agreement shall control.

4.4 Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Texas without giving effect to any choice of law rule.

4.5 Relationship of Parties.  This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties shall at all times be and remain independent contractors; provided, that for the avoidance of doubt, the parties agree that severance payments received by the Advisor pursuant to the Separation Agreement shall be taxed as employment compensation. Advisor shall not be entitled to any of the benefits that the Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and the Company shall not withhold or make payments or contributions therefor or obtain such protection for Advisor or his employees, contractors or agents.  Advisor shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Advisor’s performance of services and receipt of fees under this Agreement.

Advisor’s responsibility hereunder shall be limited to advising the Company on matters specifically request by the Company.

4.6 Headings. The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

4.7 Entire Agreement. Except for the Separation Agreement which shall control in all respects, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof

4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Effective Date.

GLORI ENERGY INC.

Kevin Guilbeau
Executive Chairman

ADVISOR

Stuart Page

Advisory Board Agreement